AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
LONGHAI STEEL INC.

Longhai Steel Inc. (hereinafter referred to as the “Corporation”), a corporation organized and existing under and by virtue of the laws of the State of Nevada, does hereby certify as follows:

1.     The current name of the Corporation is Longhai Steel Inc.

2.     The original Articles of Incorporation of the Corporation were filed in the Office of the Secretary of State on December 7, 2007, and an amendment thereto was filed in the Office of the Secretary of State on June 30, 2010 (the “Certificate of Amendment”).

3.     These Amended and Restated Articles of Incorporation have been duly approved by the Unanimous Written Consent of the Board of Directors of the Corporation in lieu of a meeting, dated March 22, 2012, and by the Written Consent of the holders of a majority of the Corporation’s issued and outstanding capital stock, dated March 22, 2012, in accordance with the provisions of Sections 78.390 and 78.403 of the Nevada Revised Statutes.

4.     The provisions of the Articles of Incorporation of the Corporation as heretofore amended and/or supplemented are hereby restated, integrated and further amended to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is Longhai Steel Inc. (hereinafter, the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE III
AUTHORIZATION TO ISSUE CAPITAL STOCK

The aggregate number of shares which the Corporation shall have the authority to issue is One Hundred-Ten Million (110,000,000) shares, of which One Hundred Million (100,000,000) shares shall be Common Stock, par value $0.001, and Ten Million (10,000,000) shares shall be Preferred Stock, par value $0.001. All Common Stock of the Corporation shall be of the same class and shall have the same rights and preferences. The Corporation shall have authority to issue the shares of Preferred Stock in one or more series with such rights, preferences and designations as determined by the Board of Directors of the Corporation. Authority is hereby expressly granted to the Board of Directors from time to time to issue Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the Nevada Revised Statutes. Fully-paid stock of the Corporation shall not be liable to any further call or assessment.

Effective as of the filing date of the Certificate of Amendment with the Secretary of State of the State of Nevada, (i) the outstanding shares of Common Stock of the Corporation were combined on the basis that one-hundred twenty-five (125) of such shares of Common Stock became one (1) share of Common Stock (the “Post-Reverse Split Common Stock”), and (ii) the outstanding shares of Series A Convertible Preferred Stock of the Corporation were combined on the basis that each such share of Series A Convertible Preferred Stock became nine-hundred eighty-five (985) shares of Post-Reverse Split Common Stock, in each case without changing the par value of the shares of the Corporation (the “Reverse Stock Split”); provided, that no fractional shares of the Corporation were issued in connection with the Reverse Stock Split and the number of Post-Reverse Split Common Stock shares received by any individual stockholder were rounded up to the nearest whole number of shares in the event that such stockholder would otherwise have been entitled to receive a fractional share as a result of the Reverse Stock Split.

ARTICLE IV
GOVERNING BOARD

The members of the governing board of the Corporation shall be known as the Board of Directors. The number of directors comprising the Board of Directors shall be determined from time to time in the manner provided in the bylaws of the Corporation.

ARTICLE V
LIABILITY OF DIRECTORS AND OFFICERS

No director or officer shall be personally liable to the Corporation or any of its stockholders for damages for any breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. If the Nevada Revised Statutes are amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, or amendments thereto. No repeal or modification of this paragraph shall adversely affect any right or protection of any director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE VI
INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, to the full extent permitted by the Nevada Revised Statutes as such statutes may be amended from time to time.

ARTICLE VII
ACQUISITION OF CONTROLLING INTEREST

The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by an successor section, statute, or provision. No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person or any transaction with an interested stockholder occurring prior to such amendment or repeal.

ARTICLE VIII
COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this 22nd day of March, 2012.

LONGHAI STEEL INC.

By: /s/ Chaojun Wang
Name: Chaojun Wang
Title: Chief Executive Officer